Exhibit 23.3

[Letterhead of GLJ Petroleum Consultants Ltd.]

CONSENT OF INDEPENDENT ENGINEERS

We refer to our report dated February 7, 2019 and effective December 31, 2018, evaluating the petroleum and natural gas reserves attributable to Vermilion Energy Inc. (the “Company”) and its affiliates, which is entitled “Reserves Assessment and Evaluation of Canadian and American Oil and Gas Properties (the “Report”).

We hereby consent to the references to our name in the Company’s registration statement on Form S-8 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together, the “Registration Statement”).

We also confirm that we have read the Registration Statement and that we have no reason to believe that there are any misrepresentations in the information contained therein that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ Jodi L. Anhorn

Jodi L. Anhorn, M.Sc., P.Eng. Executive Vice President

Dated: July 25, 2019
Calgary, Alberta
CANADA